Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 23rd day of April, 2008 to be effective from and after March 24, 2008 (the “Effective Date”), by and between DAVID T. GIBBONS (“Executive”) and COTT CORPORATION, a corporation incorporated under the laws of Canada (the “Company”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to enter into employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Employment; Position and Duties. The Company agrees to employ the Executive as Interim Chief Executive Officer of the Company, and the Executive agrees to perform such duties as are consistent with that position and such duties as reasonably may be related to it and assigned to him from time to time by the Company’s Board of Directors. The Executive will devote substantially all of his business time, attention, skill, and energy to the business and affairs of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (a) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (b) engaging in charitable activities and community affairs, (c) managing his personal investments and affairs, and (d) continuing to serve on boards of directors of which he is a member as of the Effective Date, provided that any or all of the foregoing activities do not materially interfere with the proper performance of his duties and responsibilities as the Company’s Interim Chief Executive Officer and are undertaken in accordance with the Company’s policies as in effect from time to time.

The Executive hereby represents and confirms that he is not bound by any restrictive covenants that would prevent or impair his employment by the Company.

2. Term. Subject to the termination provisions hereof, the term of this Employment Agreement shall be for a period of six months, commencing on the Effective Date. Unless this Agreement shall have been terminated in accordance with its terms, at the close of business on each of September 24, October 24, November 24 and December 24, 2008 and January 24 and February 24, 2009, the term of this Agreement shall be automatically extended for one month to the close of business on the 24 th day of the next immediately succeeding month. The parties may by mutual written agreement further extend the term of this Employment Agreement for such additional periods and on such other terms and conditions as they may determine.

3. Compensation and Benefits. Subject to the terms and conditions of this Agreement, the Company agrees to pay or provide to the Executive (or his estate or personal representative, in the event of his death) the following compensation and benefits:

a. Base Salary. The Executive’s base salary shall be at the rate of $725,000 per year, payable monthly in accordance with the Company’s regular payment practices as in effect from time to time.

b. Benefits. Neither the Executive nor his spouse, children, or other members of his family shall participate in or receive any health, welfare, insurance, or other benefits from the Company that may from time to time be provided by the Company to other employees. Except as specifically set forth in this Section 3, the Executive shall not, for example, participate in the Company’s annual performance bonus plan for 2008 or in any retirement, retention or other similar plan provided by the Company. Should the Executive remain employed as the Company’s Interim Chief Executive Officer after January 1, 2009, the Compensation Committee of the Board of Directors shall consider the appropriateness of providing incentive compensation to the Executive in addition to that provided for herein.

c. Reimbursement. The Company shall reimburse the Executive in accordance with the Company’s regular policies and practices for travel and other business expenses reasonably incurred by him in connection with the business of the Company upon presentation by the Executive of substantiating evidence thereof. In this regard, the Executive’s reasonable expenses incurred in connection with commuting to the Company’s headquarters in Tampa, Florida shall be reimbursed. For calendar 2008, the Company shall also reimburse the Executive for up to $17,000 of personal financial planning services.

d. Automobile. The Company shall provide to the Executive, and the Executive shall have the sole and exclusive right to use, a vehicle reasonably acceptable to the Company and the Executive. The vehicle provided pursuant to this paragraph 3(d) shall not be used by the Executive for personal purposes – i.e., for purposes aside from (i) travel between Naples, Florida (where the Executive’s residence is located), and Tampa, Florida, (ii) travel during time periods when the Executive is in Tampa, Florida, and (iii) other business-related travel. If any vehicle provided pursuant to this Section is no longer reasonably serviceable, the Company shall replace or cause the replacement of such vehicle with a substantially similar vehicle.

e. Apartment. The Company shall maintain for the Executive an apartment reasonably acceptable to the Executive and the Company in Tampa, Florida.

f. Tax Treatment and Gross-Up Payments. It is the intent and understanding of the Company and the Executive that the Company’s provision of the automobile and apartment referred to in paragraphs 3(d) and 3(e) will constitute nontaxable “working condition fringes” for the Executive under Internal Revenue Code section 132(d) and Treasury Regulation section 1.132-5, because the Executive’s employment at the Company’s office in Tampa, Florida, is currently expected to last for less than one year, the automobile and apartment are to be used for purposes of business travel by the Executive and the expenditures for them would therefore constitute deductible business expenses of the Executive if incurred by him directly. If it shall ultimately be determined that the Executive is taxable, in whole or in part, on the value of the use of the automobile and the apartment, the Company shall pay to the Executive such additional amount of compensation as will be sufficient, on an after-tax basis, to reimburse the Executive for such tax liability, provided that the Executive has complied with his obligations under paragraph 3(d) and has otherwise cooperated in furnishing any required documentation to support the tax position stated in the preceding sentence.

g. Vacation. The Executive shall be entitled to four weeks of vacation time in each calendar year during the term hereof. The Executive shall not be entitled to compensation for any unused vacation time in any year. The Executive shall also be entitled to the paid holidays provided by the Company to all of its employees.

h. Restricted Stock Units Payable in Cash.

i. Grant of Restricted Stock Units. Effective March 24, 2008, the Company shall grant to the Executive restricted stock units payable in cash as set forth in Section 3 (h) (iii) or, if applicable, Section 3 (h) (iv) below in respect of 720,000 shares of the Company’s Common Stock.

ii. Vesting. Of these units, 360,000 shall be immediately vested. Subject to accelerated vesting as provided in Section 3 (h) (iv) below, of the remaining 360,000 units, 60,000 shall vest on each of the 24th day of October, November and December 2008 and January, February and March 2009, provided that the Executive is still employed by the Company as its Interim Chief Executive Officer on the applicable vesting date and that this Agreement has not terminated prior to that date.

iii. Payments. Subject to the alternative payment provisions of Section 8 below, on November 15 , 2008, and again on the last day (or if such day is not a business day, the first day business day thereafter) of each of November and December, 2008 and January, February, and March and April, 2009 (provided that, except in the case of vested units, the Executive is still employed by the Company as its Interim Chief Executive Officer on the immediately preceding vesting date and that this Agreement has not terminated prior to that date), the Company shall make payment to the Executive in respect of all vested but not previously paid restricted stock units. The payments made to the Executive on each date identified above (each, a “Payment Date”) shall be the cash amount that is equal to the number of units for which payment is being delivered multiplied by the average closing price of the Company’s Common Stock on the New York Stock Exchange over the 15 trading days most immediately preceding the Payment Date.

iv. Accelerated Vesting and Payment Upon a Change of Control. In the event of a Change of Control, as defined below (provided that the Executive is still employed by the Company as its Interim Chief Executive Officer immediately prior to the Change of Control and that this Agreement has not terminated prior to that time), all unvested restricted stock units granted hereunder shall immediately vest and the amounts payable in respect thereof shall be promptly paid to the Executive, with the date of payment being the effective date of the Change of Control. For the purposes of this Agreement, a Change of Control shall mean:

(A) (1) A takeover bid (within the meaning of the Securities Act (Ontario)), other than a takeover bid exempt from the requirements of Part XX of such Act pursuant to sub-section 93(1)(b) or (c) thereof, is completed in respect of more than fifty one percent (51%) of the Company’s then outstanding common shares or (2) any person or group within the meaning of the United States Securities and Exchange Act of 1934, as amended to the date hereof, and Regulation 13D-6 thereunder acquires in a single transaction or series of transactions fifty one percent (51%) or more of the Company’s then outstanding common shares and, in either case, the majority of the members who were members of the Board of Directors of the Company prior to completion of such acquisition are replaced within 60 days following the date on which the fifty one percent (51%) threshold is exceeded, or

(B) Any of the following occur: (1) any consolidation, merger or amalgamation of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation; (2) a sale by the Company of all or substantially all of the Company’s undertakings or assets; (3) a proposal by or with respect to the Company being made in connection with a liquidation, dissolution or winding up of the Company; (4) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (5) any transaction or series of related transactions having directly or indirectly, the same effect as any of the foregoing; and, in the case of any event occurring under (A) or (B).

v. Further Assurances. At the request of either the Company or the Executive, the Company and the Executive shall each execute and deliver to the other such grant or other agreements as may be necessary to effectuate the provisions of this Section 3(h), in all cases in form and substance reasonably acceptable to each of them.

i. Indemnification. The Company agrees that the Executive shall be indemnified in accordance with the Company’s by-laws in effect from time to time and in accordance with the existing indemnification agreement between the Company and the Executive.

j. Insurance. The Company shall maintain directors’ and officers’ liability insurance for the benefit of the Executive in accordance with the Company’s applicable policies and as generally provided to the other directors and executive officers of the Company.

4. Restrictive Covenants.

a. The Executive will not at any time, without the prior written consent of the Company, during the Term of this Agreement or for a period of 12 months after the termination of the Executive’s employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

i. anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive’s name to be used in connection with any business which is competitive in a material way to the Business or which provides the same or substantially similar services or products as the Business.

ii. for the purpose, or with the effect, of competing with any business of the Company, solicit, interfere with, accept any business from or render any services to anyone who was a client or prospective client of the Company or any Affiliate at any time during the period during which Executive served under the terms of this Agreement;

iii. solicit or offer employment to any person employed or engaged by the Company or any Affiliate at any time during the period during which Executive served under the terms of this Agreement.

b. For the purposes of the Agreement:

i. “Territory” shall mean the countries in which the Company and its subsidiaries conduct the Business;

ii. “Business” shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Company at the time of the Executive’s termination of employment.

iii. “Affiliate” shall have the meaning ascribed to that term in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended to the date hereof.

c. Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to five (5%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States or on the NASDAQ.

d. The parties acknowledge that the restrictions in this Section 4 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Section 4 may seriously constrain his freedom to seek other remunerative employment.

5. Inventions. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Company, shall belong to the Company. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Board of Directors from time to time.

6. Policies. The Executive will comply with all applicable policies of the Company, including the Company’s Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Executive) in respect of any securities of the Company acquired by the Executive.

7. Nondisparagement. The Executive shall not disparage the Company or any of its affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Company; provided that, nothing in this Agreement shall preclude you from prosecuting your rights under this Agreement, from providing truthful and accurate testimony in response to any judicial or administrative subpoena or cooperating with any investigation of the Company, any of its Affiliates or any of its officers, agents or directors by any agency of any federal, state, provincial or local government having jurisdiction thereof. This obligation will survive any termination of this Agreement.

8. Termination. This Agreement may be terminated as follows:

a. Termination for Convenience. This Agreement may be terminated for convenience by either the Company or the Executive at any time upon 30 days’ prior written notice for any reason.

b. Termination Without Action By Either Party. This Agreement shall terminate without further action by either party automatically and immediately upon the first to occur of: the occurrence of a Change of Control; the death of the Executive; the good faith and reasonable determination of the Board of Directors (based on medical advice) that the Executive has become disabled and cannot effectively perform his duties hereunder; the effective date of the appointment by the Company of a permanent Chief Executive Officer to replace the Interim Chief Executive Officer; the close of business on March 24, 2009.

c. Payments Upon Termination. Following termination, the Executive shall be paid the following amounts:

i. All Terminations. Upon any termination of this Agreement, the Company shall pay to the Executive, or, in the case of a termination due to his death or disability, his heirs or personal representatives, as appropriate, (A) all amounts of base salary accrued through the date of termination and not previously paid to the Executive, his heirs, or personal representatives, (B) all amounts due in respect of all vested restricted stock units payable in cash and not previously paid to the Executive, his heirs or personal representatives, and (C) all reimbursement to which the Executive is entitled through the date of termination and not previously paid to the Executive, his heirs or personal representatives.

ii. Termination Due to a Change of Control. As noted above under the caption “Restricted Stock Units Payable in Cash,” the vesting of restricted stock units granted hereunder accelerates upon a Change of Control. Thus, for the sake of clarity, the payment of amounts in respect of vested restricted stock units referred to in the preceding paragraph shall include payment in respect of units, the vesting of which accelerated as a result of the Change of Control.

iii. Termination Prior to the Expiration of Six Months. In addition to the foregoing, if this Agreement is terminated by the Company for “Cause” before the Executive shall have received (including any amounts payable pursuant to paragraph 8(c)(i)) payments of base salary equal to or greater than $362,500, the Company shall pay to the Executive, his heirs or personal representatives, the positive difference between $362,500 and the amounts of base salary previously paid to the Executive (including in that amount of base salary payable upon termination pursuant to paragraph 8(c)(i)).

For purposes of this Employment Agreement, “Cause” shall mean(i) any material act of dishonesty by Executive; (ii) any material act or omission by the Executive involving misfeasance or gross negligence in the performance of his duties hereunder; (iii) indictment for any felony; (iv) abuse of alcohol or use of illegal drugs; or (v) the Executive’s material breach of this Agreement or of any material policy of the Company, unless the Executive cures such breach within a reasonable time after having received prior notice of the alleged material breach.

iv. Incidental Matters Relating to Termination. Upon any termination of this Agreement:

(A) Return of Company Property. The Executive shall promptly return or cause to be returned to the Company all books, documents, computer disks, and diskettes, and other electronic data, effects, money, securities, or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

(B) No Additional Payment. Except as specifically provided in this Section 8, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever following any termination of this Agreement.

(C) Release. As a condition precedent to any payment pursuant to this Agreement following a termination, the Executive agrees to deliver to the Company a full and final release from all actions or claims in connection therewith in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents, in a form reasonably satisfactory to the Company.

(D) Resignation. If the Executive is a director or officer at the relevant time of the Company or any of its affiliated or related companies, after termination of his employment he will promptly tender his resignation from any and all such positions unless the Board of Directors determines otherwise.

(E) Confirm Covenants. The Executive will confirm in writing his continuing obligation to the Company, including without limitation under Section 4 and Section 7 of this Agreement.

9. Severability. The covenants and agreements contained herein (including those incorporated herein by reference) are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained herein (including those incorporated herein by reference) because it determines the duration thereof is too long or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements, to the extent allowed by applicable law.

10. Notices. All notices and other communications required or permitted hereunder shall be in writing and sufficient if delivered personally, by private courier, or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive, to:	David T. Gibbons 17016 Treviso Way Naples, FL 34110

If to the Company, to:	Cott Corporation 5519 West Idlewild Avenue Tampa, FL 33634-8016
Attn: Corporate Secretary

Either party may change the person and address to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein.

11. Assignment. This Agreement is personal as to the Executive and shall not be assignable by the Executive. The Company may assign its rights under this Agreement to an affiliate of, or successor by merger or consolidation to, the Company, unless the Agreement is otherwise terminated in accordance with Section 8.

12. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understanding, between the Company and the Executive with respect to such subject matter. No agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be altered, waived, modified or amended except by a written instrument executed by the parties hereto.

14. Independent Advice. The Company and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

15. Gender. Words denoting any gender include both genders.

16. Survivorship. Upon the termination of the Executive’s employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations. And, without limiting the foregoing each and every provision of Sections 3(h), 4, 5, 6, and 8(c) shall survive any termination of this Agreement until all obligations arising thereunder have been fully performed and Sections 3(i), 3(h) and 7 shall survive a termination of this Agreement indefinitely.

17. Taxes. All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

18. Currency. All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

19. Headings. The section headings contained in this Employment Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Employment Agreement.

20. Counterparts. This Employment Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

21. Governing Law. This Employment Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida, without regard to its conflicts of law principles.

22. Arbitration. All matters in difference between the parties in relation to this Agreement, shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by the Company and one to be appointment by the Executive and a third to be chosen by the first two arbitrators named before they enter upon the business of arbitration. The arbitration shall be conducted in Tampa, Florida in accordance with the expedited employment dispute rules of the American Arbitration Association. The award and determination of the arbitrator or arbitrators or any of two of three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns. Each party shall be responsible for its or his own expenses with respect to the arbitration. An action may be brought to enforce any judgment rendered in any arbitration hereunder or to enforce the provisions of this Agreement requiring arbitration.

23. Remedies.

a. Injunctive Relief. Executive acknowledges and agrees that his covenants and obligations contained in this Employment Agreement relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction restraining Executive from any such breach.

b. Remedies Cumulative. The Company’s rights and remedies under this Section 24 are cumulative and are in addition to any other rights and remedies it may have at law or in equity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

COTT CORPORATION, a Canadian corporation

By:	/s/ Juan R. Figuereo
Name:	Juan R. Figuereo
Title:	Chief Financial Officer

By:	/s/ Abilio Gonzalez
Name:	Abilio Gonzalez
Title:	Chief People Officer

EXECUTIVE:

/s/ David T. Gibbons
DAVID T. GIBBONS

[Signature Page to Gibbons Employment Agreement]